UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2021

Okta, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38044	26-4175727
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 First St., Suite 600

San Francisco, California 94105

(Address of Principal Executive Offices) (Zip Code)

(888) 722-7871

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	OKTA	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 8.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 8.01	Other Events.

On May 3, 2021, Okta, Inc. (“Okta”) completed its previously announced acquisition of Auth0, Inc., a Delaware corporation (the “Company”), pursuant to the terms of an Agreement and Plan of Reorganization, dated as of March 3, 2021 (the “Merger Agreement”), with the Company, Ardbeg Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Okta (“Merger Sub”), and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the securityholder representative thereunder.

The acquisition was accomplished by the merger of Merger Sub with and into the Company (the “Merger”), and upon consummation of the Merger, Merger Sub ceased to exist and the Company became a wholly owned subsidiary of Okta.

The Company provided total consideration of approximately 20.4 million aggregate shares of Class A Common Stock of Okta, par value $0.0001 per share (“Okta Class A Common Stock”) (the “Stock Consideration”), $267.7 million in cash (the “Cash Consideration”), and equity awards with a fair market value of $700.2 million. The total consideration includes approximately $92.0 million of acquired cash, resulting in a net aggregate purchase price of $6.5 billion. The number of shares issued in connection with the Stock Consideration was calculated based on a fixed value of $276.2147 per share, which represents the average of the daily volume-weighted average sales price per share of Okta Class A Common Stock on the Nasdaq Global Select Market, as such daily volume-weighted average sales price per share is reported by Bloomberg L.P., calculated to four decimal places and determined without regard to after-hours trading or any other trading outside the regular trading session trading hours, for each of the twenty consecutive trading days ending on and including the third trading day immediately preceding the date of the Merger Agreement. A portion of the aggregate consideration is being held back by Okta to secure the indemnification obligations of the Company securityholders. In addition, Okta has established a retention pool in an aggregate amount of approximately $25 million that will be granted to Company employees in accordance with the terms of the Merger Agreement.

Okta issued the Stock Consideration described herein in reliance upon the exemptions from registration afforded by Section 4(a)(2) and Rule 506 promulgated under the Securities Act of 1933, as amended. Under the terms of the Merger Agreement, Okta has agreed to file a prospectus supplement to its existing effective Resale Registration Statement on Form S-3 covering the resale of the shares of Okta Class A Common Stock to be issued to eligible Company securityholders (the “Resale Registration Statement”). The Company’s stockholders are subject to certain lock-up restrictions (the “Lock-up Restrictions”) with respect to 75% of the Stock Consideration received in connection with the Merger (the “Lock-up Stock”) for a period of up to 90 days following the date the Resale Registration Statement becomes effective under applicable securities laws (the “Resale Effective Date”). The Lock-up Restrictions provide that one-third of the Lock-up Stock received by the Company’s stockholders will be released from such Lock-up Restrictions upon each of 30, 60, and 90 days following the date of the Resale Registration Statement. The Lock-up Restrictions include certain customary exceptions for transfers during the applicable lock-up period.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which will be filed as an exhibit to Okta’s Current Report on Form 8-K to be filed shortly after the filing of the Resale Registration Statement, and is incorporated into this report by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description

99.1	Press Release, dated May 3, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 3rd day of May, 2021.

OKTA, INC.

By:	/s/ Michael Kourey
Michael Kourey
Chief Financial Officer (Principal Financial Officer)